Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	January 30, 2014

For more information contact: Moishe Gubin, Chairman of the Board or Thomas Procelli, Chief Operating Officer at (954) 900-2800

OPTIMUMBANK HOLDINGS, INC. ANNOUNCES YEAR END RESULTS

Fort Lauderdale, FL (January 30, 2014)—OptimumBank Holdings, Inc. (NASDAQ: OPHC), the parent company of OptimumBank, announced today a net loss for the fourth quarter ending December 31, 2013 of approximately $(2.0) million, or $(.25) per basic share, compared to a net loss for the same period last year of approximately $(2.3) million, or $(.28) per basic share adjusted for the reverse stock split that occurred on June 3, 2013. The net loss for the year ending December 31, 2013 was approximately $(6.8) million, or $(.84) per basic share, compared to a net loss for the prior year of approximately $(4.7) million, or $(.60) per basic share, also adjusted for the reverse stock split.

A large portion of the net loss for the 2013 fourth quarter was a $1.5 million cash charge for restructuring OptimumBank’s long term debt with the FHLB into shorter term debt. Chairman Moishe Gubin said, “This structural change will remove a major impediment to profitability at OptimumBank. We expect that the change will significantly reduce funding costs and improve the Bank’s net interest income, net margin and net income.” During 2013, the Bank’s management team made consistent progress in boosting revenues, driving down expenses and removing troubled assets. Chairman Gubin reiterated that he is committed to unlocking the value in the Bank’s balance sheet.

For the year ending December 31, 2013, the Company reduced non-performing assets by approximately 36% or $10.0 million to a total of $18.1 million. Chairman Gubin noted, “We continue to have a number of transactions in process that should further reduce non-performing assets in 2014.” The Company’s capital ratios are below its regulatory capital requirements at December 31, 2013, with a tier one leverage capital ratio of 4.51% and a total risk-based capital ratio of 6.92%. As to capital, Chairman Gubin commented, “We are currently in the process of raising capital from current and new investors and expect to have a significant increase in capital in the first quarter of 2014.”

The Company offers a wide array of lending and retail banking products to individuals and businesses in Broward, Miami-Dade and Palm Beach Counties through its executive offices and three branch offices in Broward County, Florida.

This press release includes forward-looking statements and OptimumBank Holdings, Inc. intends for such statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements describe OptimumBank Holdings, Inc.’s expectations regarding future events. Future events are difficult to predict and are subject to risk and uncertainty which could cause actual results to differ materially and adversely. OptimumBank Holdings, Inc. undertakes no obligation to revise or amend any forward-looking statements to reflect subsequent events or circumstances.

2477 East Commercial Boulevard, Fort Lauderdale, Florida 33308

Phone: (954) 900-2800                    Toll-Free (888) 991-BANK                    Fax: (954) 900-2801